UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934.

Date of Report: March 16, 2007
(Date of earliest event reported)
Rosetta Resources Inc.
(Exact name of registrant as specified in its charter)

DE	000-51801	43-2083519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

717 Texas, Suite 2800 (Address of principal executive offices)	77002 (Zip Code)
7133354000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
Rosetta Resources Inc. announced today that net income for 2006 was $45 million compared to net income of $18 million for the six months of 2005 that Rosetta was a stand-alone company. Diluted earnings per share for 2006 were $0.88 versus 2005 earnings per share of $0.35. In the fourth quarter of 2006, production and net income were at their highest levels for the six quarters that Rosetta has been an independent company. Production was 98 MMcfe/d and net income was $13 million, up 44% compared to net income of $9 million in the fourth quarter of 2005. Fourth quarter diluted earnings per share were $0.26 in 2006, up 37% compared to $0.19 in the fourth quarter of 2005.

Total revenue for 2006 was $272 million compared to $113 million for the six months of 2005 that Rosetta was a stand-alone company. Fourth quarter 2006 revenue was $73 million, up 33% versus fourth quarter 2005 revenue of $55 million. A copy of Rosetta's press release relating to this event is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits
(a) Financial statements:
None
(b) Pro forma financial information:
None
(c) Shell company transactions:
None
(d) Exhibits
99.1 Press Release of Rosetta Resources Inc. dated March 16, 2007 “Rosetta Resources Inc. Announces Record 2006 Financial Results and Provides Operational Update.”

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 16, 2007		ROSETTA RESOURCES INC.
	By:	/s/ Michael J. Rosinski
Michael J. Rosinski Executive Vice President and Chief Financial Officer

Exhibit Index
Exhibit No. 99.1	Description Press Release of Rosetta Resources Inc. dated March 16, 2007.